Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S‑3, S‑4, and S‑8 (Nos. 333‑180317, 333‑268098, 333‑266266, 333‑261539, 333‑260228, 333‑225392, 333‑189512, 333‑186910, 333‑145716 and 333‑120234, etc.) of MVB Financial Corp. and Subsidiaries of our reports dated March 16, 2023, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2022.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Tampa, Florida
March 16, 2023